June 3, 2016
FOR IMMEDIATE RELEASE

CTS Announces Restructuring Plans
Elkhart, Ind. Location to Transition into Research & Development Center
Elkhart, Ind. – As part of a corporate-wide simplification strategy unveiled in 2013, CTS Corporation (NYSE: CTS) announced today that it will implement additional organizational changes in North America.
Starting next year, CTS will phase out production at its Elkhart plant by mid-2018 and transition the existing location into a Research and Development Center supporting the company’s global operations. Certain actions are also being taken at other locations to simplify operations. Approximately 230 employees will be impacted over the course of the transition.
CTS met with impacted employees today and remains committed to working diligently with union representatives, elected officials and civic leaders to identify opportunities for outplacement and retraining for the affected employees.
“We are committed to the fair and respectful treatment of all employees throughout this difficult transition process,” CTS CEO Kieran O’Sullivan said. “We believe that these changes are in the best interest of our company, our customers and our shareholders over the long term.”
The R&D team in Elkhart will remain dedicated to leading the advancement of CTS’ next generation products for automotive customers. “We value our partnerships with the local community, our relationships with civic and business leaders and, most importantly, our employees’ shared desire to innovate in Elkhart for more than 110 years,” O’Sullivan said. “We look forward to continuing the commitment to excellence and innovation as the facility focuses on Research and Development.”
About CTS
CTS (NYSE: CTS) is a leading designer and manufacturer of sensors, actuators and electronic components to OEMs in the aerospace, communications, defense, industrial, information technology, medical and transportation markets. CTS manufactures products in North America, Europe and Asia.
For more information about CTS Corporation and its products visit www.ctscorp.com.

Contact
Nick Hajewski
Marketing Communications Manager

CTS Corporation
2375 Cabot Drive
Lisle, IL 60532
USA

Telephone: +1 (630) 577-8865
E-mail: Nick.Hajewski@ctscorp.com

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